Exhibit 10(b)

August 25, 2009

Anthony S. Piszel

1 First American Way

Santa Ana, California 92707

Dear Buddy:

Today our Compensation Committee approved increasing the relocation allowance referred to in section 4.5 of your Employment Agreement by $100,000. You will be permitted to use the allowance during your employment with First American until it has been fully utilized.

Additionally, the Committee approved expanding the category of relocation-related expenses that are reimbursable to you to include all expenses directly attributable to your lease and/or ownership of the residences from which and to which you have relocated in connection with your employment, including reimbursement of rental payments, mortgage payments of principal and interest, property taxes, utilities, maintenance, insurance and similar expenses directly associated with the lease or ownership of such residences.

In the event you voluntarily resign employment before the earlier of June 30, 2010 and the date we consummate our previously announced spin-off transaction, you agree to pay to First American whatever portion of this additional $100,000 has been utilized (it being understood that amounts utilized shall be deemed to be first drawn on your original allowance and then on the additional $100,000 allowance).

If you are in agreement with this arrangement, please so indicate by signing below.

Very truly yours,

/s/ Parker S. Kennedy
Parker S. Kennedy
Chairman and Chief Executive Officer,

The First American Corporation

Acknowledged and Agreed:

/s/ Anthony S. Piszel
Anthony S. Piszel